Exhibit 99.1

AEGION CORPORATION INCREASES THIRD QUARTER NON-GAAP EARNINGS PER SHARE BY 85 PERCENT TO $0.50 ON STRONG PERFORMANCE

FROM ENERGY AND MINING AND PROFITABILITY IMPROVEMENTS

IN NORTH AMERICAN WATER AND WASTEWATER

The Company updates 2012 non-GAAP earnings per share outlook to $1.40-$1.45

●

Energy and Mining increased third quarter operating income by 101.9 percent to $20.7 million (non-GAAP) with operating margins of 14.8 percent, excluding acquisition expenses and restructuring charges in 2011

●	North American Water and Wastewater grew third quarter operating income 27.9 percent to $6.3 million (non-GAAP) with operating margins of 8.1 percent, excluding restructuring charges in 2011

●	Commercial and Structural contributed $2.5 million in third quarter operating income with operating margins of 12.6 percent, excluding acquisition-related expenses in 2012

●	Aegion reported record backlog of $520.3 million as of September 30, 2012

●	Year-to-date cash flow from operations reached $58.7 million on earnings growth and improvements in working capital management

St. Louis, MO – October 29, 2012 – Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported 2012 third quarter net income of $19.9 million, or $0.50 per diluted share (non-GAAP), excluding the impact of $0.6 million (pre-tax) of acquisition-related expenses compared to net income of $10.8 million, or $0.27 per diluted share (non-GAAP), in the third quarter of 2011. Inclusive of the acquisition-related expenses, net income was $19.5 million, or $0.49 per diluted share. For the first nine months of 2012, net income was $40.1 million, or $1.01 per diluted share (non-GAAP), excluding acquisition-related expenses of $2.6 million. Inclusive of these acquisition-related expenses, reported net income was $37.8 million, or $0.95 per diluted share.

J. Joseph Burgess, Aegion's President and Chief Executive Officer, commented, “Our results this quarter position Aegion to end the year with strong earnings per share growth and improved return on invested capital from a base business that is increasingly more robust. Our Energy and Mining platform continued to be the growth engine for our Company, providing a substantial portion of the improved operating profits for the third quarter of 2012 as a result of 22.5 percent quarter over quarter revenue growth. Our North American Water and Wastewater segment has transitioned into a more consistent cash generator as a result of its focus on improving gross and operating margins through better overall project management. Our new Commercial and Structural platform continues to demonstrate the high level of performance we anticipated from the August 2011 acquisition of Fyfe Group's North America business, and we are gaining momentum by increasing the rate of growth as we expected.”

“I am very pleased with the record performance in the quarter, notwithstanding challenges we identified earlier in the year. Specifically, we've seen continued economic uncertainty in Europe, significant project delays in Australia, and additional costs in connection with the close out of three legacy projects in Singapore impacting our European and Asia-Pacific Water and Wastewater segments.”

“We expect to close out the year with strong earnings performance taking into consideration these challenges along with a shift in the project activity for the CRTS/Wasit project and a greater proportion of the United Pipeline System Morocco project occurring in 2013. As a result, we are narrowing our non-GAAP earnings per share guidance in 2012 to $1.40 to $1.45. Return on capital is expected to be near 8 percent. Cash from operations for the year is anticipated to reach an all-time high of $80 million to $85 million. These expected results will represent a dramatic improvement from 2011 with earnings per share forecasted to be the second highest in the Company's history.”

“With a record backlog of $520 million as of September 30, 2012 and a growing bid table, we expect to conclude 2012 having firmly established our three platforms for sustainable growth and improving return on invested capital into the future.  We are accomplishing our objective of transforming the North America Water and Wastewater segment into a more consistent business, able to provide improved margins and to become a reliable source of cash.  We are adapting our European and Asia-Pacific Water and Wastewater segments for recovery and profitability given the current challenging market dynamics.  But most importantly, our Energy and Mining and Commercial and Structural platforms are delivering the growth needed this year and are anticipated to be the source for further earnings growth in 2013 and beyond.”

Consolidated Highlights

For the third quarter, revenues increased $18.9 million, or 7.7 percent, compared to prior year quarter, primarily due to the inclusion of revenues from our 2011 acquisitions and growth from our Energy and Mining segment, partially offset by lower revenues in our North American, European and Asia-Pacific Water and Wastewater segments as a result of challenging market conditions.

For the quarter, gross profit increased by 19.3 percent to $62.8 million compared to the prior year quarter, led by our Commercial and Structural segment, which increased gross profit by $7.6 million. The third quarter of 2012 included a full quarter of financial results for Fyfe North America, Fyfe Asia and Fyfe Latin America, compared to the third quarter of 2011, which only included thirty days of financial results for Fyfe's North American operations. Additionally, our Energy and Mining and North American Water and Wastewater segments increased gross profit by 22.5 percent and 8.2 percent, respectively. Gross margins improved from 16.7 percent in the third quarter of 2011 to 22.1 percent in the third quarter of 2012 in our North American Water and Wastewater segment because of our improved project execution and enhanced project management focus. Consolidated gross margins were 23.7 percent for the quarter, a 230 basis point increase compared to the third quarter of 2011. Our Commercial and Structural segment had a 180 basis point favorable impact on our consolidated gross margin.

Operating expenses increased $5.7 million, or 15.2 percent, for the third quarter of 2012 compared to the third quarter of 2011, primarily due to the inclusion of $5.2 million in additional operating expenses (including purchase price depreciation and amortization) associated with our Commercial and Structural segment from a full quarter of financial results, investments to more fully develop key end markets, and a slight increase in our Energy and Mining segment necessary to support the international growth of the segment. Offsetting the increases was a decrease in all of our Water and Wastewater segments, primarily from the restructuring and cost reduction efforts initiated in the second half of 2011, and continued focus on cost efficiencies throughout the Company.

Operating income, excluding acquisition-related transaction expenses and restructuring charges in the prior year, increased 56.5 percent to $26.7 million (non-GAAP) from $17.1 million in the third quarter of 2011. Energy and Mining operating income, excluding acquisition expenses and restructuring charges, grew 101.9 percent to $20.7 million, while North American Water and Wastewater operating income, excluding restructuring charges, reached $6.3 million as compared to $4.9 million (non-GAAP) in the prior year quarter. These increases were partially offset by a $1.1 million (non-GAAP) decrease in operating income in our European Water and Wastewater segment, excluding restructuring charges in 2011, because of weak market conditions throughout Europe. Costs associated with the close out of older projects in Singapore, along with delays in project releases in Australia resulted in a $3.6 million operating loss (non-GAAP) for our Asia-Pacific Water and Wastewater segment, excluding acquisition-related expenses, for the third quarter of 2012. Our Commercial and Structural segment, excluding acquisition-related expenses, contributed $2.5 million (non-GAAP) in operating income during the third quarter of 2012. Operating margins, excluding acquisition-related expenses, increased to 10.1 percent (non-GAAP) in the quarter compared to 6.9 percent (non-GAAP) in the third quarter of 2011.

For the first nine months of 2012, revenues grew by 10.5 percent to $753.3 million compared to the prior year period, primarily from strong performance from our Energy and Mining segment and a significant contribution from our Commercial and Structural segment. For such period compared to the prior year period, gross profit increased 27 percent to $177.9 million with a 310 basis point gross margin expansion to 23.6 percent. Operating expenses increased by 15 percent as a result of our 2011 and 2012 acquisitions as well as the Company's investment for future growth initiatives, primarily in our Energy and Mining and Commercial and Structural segments, partially offset by lower operating expenses in our Water and Wastewater platform. For nine-months ended September 30, 2012 compared to the prior year period, operating income, excluding acquisition-related expenses and restructuring charges in the prior year, increased 88.7 percent to $58.0 million and operating margins expanded by 320 basis points to 7.7 percent (non-GAAP).

Cash Flow For The First Nine Months of 2012

Net cash flow from operations in the first nine months of 2012 was a $58.7 million, or 147.4 percent of net income, source of cash as compared to a $9.0 million use of cash in the first nine months of 2011. The increase in operating cash flow from 2011 to 2012 was primarily related to higher earnings, including increased purchase price depreciation and amortization expense from the acquisitions made in 2011, and improved working capital management. The largest contributor to the increase in cash from operations was from the impact of strong collections of receivables from improved cash management practices, along with a significant growth in net income.

Net cash flow from investing activities in the first nine months of 2012 was a $73.7 million use of cash as a result of the purchase of Fyfe Asia (for a net purchase price of $39.4 million) and Fyfe Latin America (for a net purchase price of $3.0 million), along with higher capital expenditures totaling $34.7 million compared to $16.1 million in the first nine months of 2011. The increase in capital expenditures was directly related to the funding for an insulation coating plant in partnership with Wasco Energy at our facility in New Iberia, Louisiana and expansion of our Canadian coating operation. We spent a total of $18.4 million on these two projects in the first nine months of 2012, a portion of which we received from our joint venture partners.

Net cash from financing activities in the first nine months of 2012 was $12.4 million, primarily due to a draw of $26.0 million on our line of credit for a portion of the funding for the Fyfe Asia acquisition in April 2012 and for working capital needs. During the nine months ended September 30, 2012, we also repurchased $6.4 million of our common stock in open market repurchases and in connection with our Company's equity incentive program. Partially offsetting such uses of cash was our repayment of $18.8 million on our term loan in accordance with the terms of our credit facility.

Net cash flow for the first nine months of 2012 was a $4.8 million use of cash.

Consolidated Backlog

AEGION CORPORATION AND SUBSIDIARIES

CONTRACT BACKLOG

(Unaudited in millions)

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
Energy and Mining	$250.7	$250.0	$256.4	$225.6
North American Water and Wastewater	167.3	158.2	130.0	157.5
European Water and Wastewater	25.7	20.9	20.7	19.2
Asia-Pacific Water and Wastewater	29.9	36.1	37.5	37.4
Commercial and Structural(1)	46.7	29.5	19.6	17.5
Total	$520.3	$494.7	$464.2	$457.2

(1)

September 30, 2012 and June 30, 2012 include backlog from our April 2012 and January 2012 acquisitions of Fyfe Asia and Fyfe Latin America, respectively. Our August 2011 acquisition of Fyfe North America is included for all periods.

Our Energy and Mining segment contract backlog at September 30, 2012 was $250.7 million, which represented a $0.7 million, or 0.3 percent, increase compared to June 30, 2012 and a $25.1 million, or 11.1 percent, increase compared to September 30, 2011. We expect continued strong global energy demand and pipeline integrity spending will lead to expansion within our existing geographies for our Corrpro corrosion engineering services, United Pipelines System Tite Liner® technology and Bayou coatings businesses. We are building out our global presence in markets such as Asia and the Middle East with these technologies as well as our CRTS robotics technology for internal welded joint coatings primarily for offshore markets. Strong commodity prices will also provide sustainable opportunities for the Energy and Mining platform for future periods, particularly as it relates to maintenance spending in the sector.

Contract backlog in our North American Water and Wastewater segment at September 30, 2012 represented a $9.1 million, or 5.8 percent, increase from backlog at June 30, 2012 and a $9.8 million, or 6.2 percent, increase from backlog at September 30, 2011. The increase in backlog was because of moderate domestic growth, specifically the Eastern region of the United States, which saw increased bidding activity and certain significant multi-year tenders during the last several quarters. Additionally, we expect backlog for this segment at year-end to increase compared to September 30, 2012 because of several recent large project wins that should be signed in the fourth quarter. Bidding opportunities remain steady throughout North America.

Contract backlog in our European Water and Wastewater segment was $25.7 million at September 30, 2012. This represented an increase of $4.8 million, or 23.0 percent, compared to June 30, 2012 and an increase of $6.5 million, or 33.9 percent, compared to September 30, 2011. Compared to June 30, 2012, the increase was primarily the result of higher backlog in the Netherlands and Switzerland, as we experienced slight improvements during the third quarter, which should favorably impact near term operating performance.

Contract backlog in our Asia-Pacific Water and Wastewater segment was $29.9 million at September 30, 2012. This backlog represented a decrease of $6.2 million, or 17.2 percent, compared to June 30, 2012 and a decrease of $7.5 million, or 20.1 percent, compared to September 30, 2011. The decrease from June 30, 2012 was primarily the result of continued bid and work release delays in Australia and increased revenue generated in the third quarter from our Hong Kong operations. We anticipate an increase in backlog during the fourth quarter as we anticipate the award of certain large contracts in Australia, if we successfully win the tenders.

Backlog at September 30, 2012 for our Commercial and Structural segment was $46.7 million compared to $29.5 million at June 30, 2012 and $17.5 million at September 30, 2011. The increase in backlog during the third quarter of 2012 compared to the second quarter was primarily due to a $12.9 million project award in Hong Kong. Project quoting activity continues to be strong for all areas of Fyfe's business, both domestically and internationally.

Segment Reporting

Energy and Mining

	Quarters Ended September 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$139,674	$114,014	$25,660	22.5%
Gross profit	33,553	27,392	6,161	22.5
Gross profit margin	24.0%	24.0%	n/a	—
Operating expenses	19,742	18,838	904	4.8
Reversal of earnout	(6,892)	(1,700)	(5,192)	(305.4)
Acquisition-related expenses	—	2,358	(2,358)	(100.0)
Restructuring charges	—	778	(778)	(100.0)
Operating income	20,703	7,118	13,585	190.9
Operating margin	14.8%	6.2%	n/a	8.6

	Nine Months Ended September 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$385,655	$309,871	$75,784	24.5%
Gross profit	93,630	75,307	18,323	24.3
Gross profit margin	24.3%	24.3%	n/a	—
Operating expenses	58,922	53,052	5,870	11.1
Reversal of earnout	(6,892)	(1,700)	(5,192)	(305.4)
Acquisition-related expenses	—	2,684	(2,684)	(100.0)
Restructuring charges	—	778	(778)	(100.0)
Operating income	41,600	20,493	21,107	103.0
Operating margin	10.8%	6.6%	n/a	4.2

In the third quarter of 2012, our Energy and Mining operating income, excluding acquisition-related expenses and restructuring charges in 2011, increased to $20.7 million compared to $10.3 million for the third quarter of 2011 (non-GAAP). All platforms of our Energy and Mining operations increased revenues and gross profit during the quarter. Our pipe coating operations improved over the prior year quarter due to an increase in offshore project activity completed during the third quarter of 2012. Additionally, CRTS performed well with gross margins of 46.5 percent from several projects including two offshore projects in Brazil. These increases were partially offset by anticipated lower margins associated with large international projects in our United Pipeline Systems operations, particularly Morocco, and increased material sales within our Corrpro operations, which carry lower margins.

Operating expenses increased slightly in the third quarter of 2012 compared to the prior year quarter primarily because of operating expenses attributable to Hockway, which was acquired on August 3, 2011, and a slight increase in operating expenses for our United Pipeline Systems operations to support international growth. Additionally, during the third quarter of 2012, we reversed $5.9 million and $1.0 million of the contractual earnouts related to CRTS and Hockway, respectively, because of the current year results being below the stated threshold amounts in the respective purchase agreements, mostly due to the Saudi Arabia Wasit project being pushed from 2012 to 2013.

We originally expected the CRTS/Wasit project for the full year of 2012 to generate approximately $13 million in operating income beyond early payments for equipment delivery and engineering services.  All of the internal welded joint seam coatings both offshore and onshore have now been scheduled to begin in 2013.  The $5.9 million earnout reversal in the third quarter only partially offsets the previously anticipated profits from this project in 2012.

We continue to believe that improving global end markets, regulatory maintenance requirements and our strong position in certain high spend areas will lead to continued expansion in 2013 within existing geographies for Corrpro's corrosion engineering services, United Pipeline System's Tite Liner® technology, Bayou Coating Services and CRTS's proprietary robotics technologies, as well as into new geographies, specifically, the Middle East, North Africa, South America and to a certain extent Asia.

North American Water and Wastewater

	Quarters Ended September 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$77,818	$95,200	$(17,382)	(18.3)%
Gross profit	17,183	15,882	1,301	8.2
Gross profit margin	22.1%	16.7%	n/a	5.4
Operating expenses	10,894	10,966	(72)	(0.7)
Restructuring charges	—	503	(503)	(100.0)
Operating income	6,289	4,413	1,876	42.5
Operating margin	8.1%	4.6%	n/a	3.5

	Nine Months Ended September 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$231,647	$266,606	$(34,959)	(13.1)%
Gross profit	48,850	40,292	8,558	21.2
Gross profit margin	21.1%	15.1%	n/a	6.0
Operating expenses	32,489	37,226	(4,737)	(12.7)
Restructuring charges	—	503	(503)	n/m
Operating income	16,361	2,563	13,798	538.4
Operating margin	7.1%	1.0%	n/a	6.1

In the third quarter of 2012, North American Water and Wastewater operating income, excluding restructuring charges in 2011, increased by $1.4 million, or 27.9 percent compared to the prior year quarter (non-GAAP). The third quarter of 2012 was the fifth consecutive quarter with improved operating profits and margins from performance in the United States. These margin improvements were achieved despite an 18.3 percent revenue decline as our primary focus is on expanding gross and operating margins through maximizing crew utilization, maintaining strict bidding discipline and increasing higher margin third party tube sales in markets where we lose a bid because of a minimum margin threshold or through a conscious decision not to submit a bid in certain markets. We experienced a 540 basis point improvement in gross margins for the quarter compared to the prior year quarter as a result of our efforts to improve project execution and through our enhanced project management focus.

Operating expenses in this segment decreased by $0.1 million, or 0.7 percent, quarter over quarter, primarily from our continued focus on operational efficiencies and resource management, which included cost reduction initiatives taken in the second half of 2011.

We expect to see continued gross and operating profit and margin improvements from our focused efforts on execution, project management and third party tube sales. This is all in the context of a challenging but stabilized water and wastewater market in the United States.

European Water and Wastewater

	Quarters Ended September 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$18,748	$22,176	$(3,428)	(15.5)%
Gross profit	4,450	5,899	(1,449)	(24.6)
Gross profit margin	23.7%	26.6%	n/a	(2.9)
Operating expenses	3,629	3,941	(312)	(7.9)
Restructuring charges	—	697	(697)	(100.0)
Operating income	821	1,261	(440)	(34.9)
Operating margin	4.4%	5.7%	n/a	(1.3)

	Nine Months Ended September 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$52,343	$66,545	$(14,202)	(21.3)%
Gross profit	12,158	16,533	(4,375)	(26.5)
Gross profit margin	23.2%	24.8%	n/a	(1.6)
Operating expenses	10,918	12,252	(1,334)	(10.9)
Restructuring charges	—	697	(697)	(100.0)
Operating income	1,240	3,584	(2,344)	(65.4)
Operating margin	2.4%	5.4%	n/a	(3.0)

In the third quarter of 2012, our European Water and Wastewater business operating income declined approximately $1.1 million, or 58.1 percent, compared to the third quarter of 2011, excluding restructuring charges (non-GAAP). The decline in this segment was primarily related to deteriorating economic conditions throughout Europe. These decreases were partially offset by improved margins in the Netherlands and slightly increased activity in Switzerland. Operating expenses declined because of cost reduction efforts that were made throughout the region, particularly in the United Kingdom during the fourth quarter of 2011.

We have experienced weaker market conditions throughout Europe during the first nine months of 2012 and we expect these market conditions to persist through the fourth quarter of 2012 and into 2013. However, we anticipate improved performance in the fourth quarter because of our expanded backlog position and current project activity in more favorable countries within the region.

Asia-Pacific Water and Wastewater

	Quarters Ended September 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$9,018	$11,163	$(2,145)	(19.2)%
Gross profit	(1,560)	1,915	(3,475)	(181.5)
Gross profit margin	(17.3)%	17.2%	n/a	(34.5)
Operating expenses	2,011	2,088	(77)	(3.7)
Acquisition-related expenses	445	—	445	n/m
Restructuring charges	—	173	(173)	(100.0)
Operating loss	(4,016)	(346)	(3,670)	1,060.7
Operating margin	(44.5)%	(3.1)%	n/a	(41.4)

	Nine Months Ended September 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$28,369	$35,103	$(6,734)	(19.2)%
Gross profit	(2,555)	5,970	(8,525)	(142.8)
Gross profit margin	(9.0)%	17.0%	n/a	(26.0)
Operating expenses	5,782	6,662	(880)	(13.2)
Acquisition-related expenses	445	—	445	n/m
Restructuring charges	—	173	(173)	(100.0)
Operating loss	(8,782)	(865)	(7,917)	915.3
Operating margin	(31.0)%	(2.5)%	n/a	(28.5)

In the third quarter of 2012, our Asia-Pacific Water and Wastewater business reported an operating loss, excluding acquisition-related expenses in 2011, of $3.6 million (non-GAAP), primarily from continued costs associated with closing out three loss producing projects in our Singapore operation. In the third quarter, as we continued the closeout process, we incurred significantly more costs associated with dig and replace work and additional rehabilitation lines not using our CIPP process, which was required. In addition we incurred additional costs rectifying certain quality issues associated with work previously completed. These costs totaled $1.6 million in the third quarter of 2012. Additionally, in Australia, we experienced decreased margins as we had to mobilize crews to work in other markets because of the lack of work releases and bidding delays in Sydney. Operating expenses declined during the quarter as a result of cost containment efforts throughout the region in response to decreased activity throughout the nine month period.

We expect performance for this segment to significantly improve during the fourth quarter, as we believe we have taken all material losses in Singapore and as we begin work in Malaysia and potentially in Sydney, subject to new project awards.

Commercial and Structural

	Quarters Ended September 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$19,897	$3,665	$16,232	442.9%
Gross profit	9,148	1,541	7,607	493.6
Gross profit margin	46.0%	42.0%	n/a	4.0
Operating expenses	6,641	1,409	5,232	371.3
Acquisition-related expenses	162	3,080	(2,918)	(94.7)
Operating income	2,345	(2,948)	5,293	179.5
Operating margin	11.8%	(80.4)%	n/a	92.2

	Nine Months Ended September 30,		Increase (Decrease)
	2012	2011	$	%
Revenues	$55,267	$3,665	$51,602	1,408.0%
Gross profit	25,803	1,541	24,262	1,574.4
Gross profit margin	46.7%	42.0%	n/a	4.7
Operating expenses	18,669	1,409	17,260	1,225.0
Acquisition-related expenses	2,149	3,080	(931)	(30.2)
Operating income	4,985	(2,948)	7,933	269.1
Operating margin	9.0%	(80.4)%	n/a	89.4

We established our Commercial and Structural reporting segment in connection with our August 2011 acquisition of Fyfe North America and expanded this segment with the January 2012 acquisition of Fyfe Latin America and our April 2012 acquisition of Fyfe Asia. There were no Commercial and Structural segment results prior to August 2011.

In the third quarter of 2012, the Fyfe businesses performed in-line with our expectations, with gross margins of 46.0 percent and operating income of $2.5 million, excluding acquisition-related expenses (non-GAAP), but inclusive of $1.2 million of purchase price depreciation and amortization. Fyfe North America's performance was bolstered by continued high productivity and margins from pipeline projects. Fyfe Latin America contributed $0.3 million in revenues and $0.1 million in operating losses during the quarter. Results were negatively impacted because of project timing delays. Fyfe Asia contributed $3.7 million in revenues and $0.4 million in operating profit, excluding acquisition-related expenses (non-GAAP), during the quarter, which was lower than expected. However, project bidding activity was robust during the quarter. Our fourth quarter expectations for this business have significantly improved because of recent project awards in Singapore and Hong Kong.

Operating expenses for the quarter and nine-month periods ended September 30, 2012 increased $5.2 million and $17.3 million, respectively, compared to the prior year periods, primarily due to the full inclusion of Fyfe's North America, Asia and Latin America for the 2012 periods. In addition, operating expenses were higher because of our strategic initiatives to develop key end markets supporting the growth plan for the Commercial and Structural platform.

We believe the Fyfe businesses will significantly accelerate the pace of growth they have experienced over the last few years as we integrate all three businesses with our global distribution network, increase our investment in business development, and invest in product innovation to further exploit growth opportunities across several key vertical end markets. We anticipate that the Commercial and Structural segment will provide strong contributions to earnings for the remainder of 2012 and into 2013.

Aegion Corporation is a global leader in infrastructure protection, providing proprietary technologies and services to protect against the corrosion of industrial pipelines and for the rehabilitation and strengthening of water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. We make forward-looking statements in this news release that represent our beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to us and on management's beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on February 28, 2012. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by us from time to time in our periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by us in this news release are qualified by these cautionary statements.

Regulation G Statement

We have presented certain information in this release excluding certain items that impacted income, expense and earnings per share. The (non-GAAP) earnings per share exclude the earnings impact of acquisition-related expenses, restructuring charges and debt redemption costs. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods.

Aegion™, the Aegion™ logo, Insituform®, the Insituform® logo, United Pipeline Systems®, Tite Liner®, Bayou Companies®, Corrpro®, CRTS™, Fibrwrap® and Fyfe™ are the registered and unregistered trademarks of Aegion Corporation and its affiliates.

CONTACT:      Aegion Corporation

David A. Martin, Senior Vice President and Chief Financial Officer

(636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share information)

	For the Quarters Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues	$265,155	$246,218	$753,281	$681,790
Cost of revenues	202,381	193,589	575,395	542,147
Gross profit	62,774	52,629	177,886	139,643
Operating expenses	42,917	37,242	126,780	110,601
Earnout reversal	(6,892)	(1,700)	(6,892)	(1,700)
Acquisition-related expenses	607	5,438	2,594	5,764
Restructuring charges	—	2,151	—	2,151
Operating income	26,142	9,498	55,404	22,827
Other income (expense):
Interest expense	(2,523)	(9,168)	(7,700)	(12,827)
Interest income	86	63	231	199
Other	(213)	(768)	(1,259)	1,013
Total other expense	(2,650)	(9,873)	(8,728)	(11,615)
Income (loss) before taxes on income	23,492	(375)	46,676	11,212
Tax expense (benefit) on income	4,758	(775)	11,242	2,027
Income before equity in earnings of affiliated companies	18,734	400	35,434	9,185
Equity in earnings of affiliated companies	2,001	916	4,389	2,531
Net income	20,735	1,316	39,823	11,716
Non-controlling interests	(1,191)	(156)	(2,057)	79
Net income attributable to Aegion Corporation	$19,544	$1,160	$37,766	$11,795

Earnings per share attributable to Aegion Corporation:
Basic:	$0.50	$0.03	$0.96	$0.30
Diluted:	0.49	0.03	0.95	0.30

Weighted average shares outstanding - Basic	39,285,484	39,424,336	39,253,373	39,347,237
Weighted average shares outstanding - Diluted	39,605,229	39,711,383	39,559,614	39,706,751

AEGION CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS RECONCILIATION

For the Quarter Ended September 30, 2012

(Unaudited) (Non-GAAP)

(in thousands, except share and per share information)

	Consolidated results	Acquisition-related expenses	Results excluding Acquisition-related expenses

Revenues	$265,155	$—	$265,155
Cost of revenues	202,381	—	202,381
Gross profit	62,774	—	62,774
Operating expenses	43,524	(607)	42,917
Earnout reversal	(6,892)	—	(6,892)
Operating income	26,142	607	26,749
Other income (expense):
Interest expense	(2,523)	—	(2,523)
Interest income	86	—	86
Other	(213)	—	(213)
Total other expense	(2,650)	—	(2,650)
Income before taxes on income	23,492	607	24,099
Tax expense on income	4,758	233	4,991
Income before equity in earnings of affiliated companies	18,734	374	19,108
Equity in earnings of affiliated companies	2,001	—	2,001
Net income	20,735	374	21,109
Non-controlling interests	(1,191)	—	(1,191)
Net income attributable to Aegion Corporation	$19,544	$374	$19,918

Diluted earnings per share:
Net income	$0.49		$0.50

Weighted average shares outstanding - Diluted	39,605,229		39,605,229

AEGION CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS RECONCILIATION

For the Three-Months Ended September 30, 2011

(Unaudited) (Non-GAAP)

(in thousands, except share and per share information)

	Consolidated Results	Restructuring Charges	Acquisition -related expenses	Prior Debt Redemption	Results Excluding one-off items

Revenues	$246,218	$–	$–	$–	$246,218
Cost of revenues	193,589	–	–	–	193,589
Gross profit	52,629	–	–	–	52,629
Operating expenses	43,131	(2,151)	(5,438)	–	35,542
Operating income	9,498	2,151	5,438	–	17,087
Other income (expense):
Interest income	63	–	–	–	63
Interest expense	(9,168)	–	–	(6,811)	(2,357)
Other	(768)	–	–	–	(768)
Total other income (loss)	(9,873)	–	–	(6,811)	(3,062)
Income (loss) before taxes on income	(375)	2,151	5,438	6,811	14,025
Taxes on income (tax benefit)	(775)	649	1,679	2,457	4,010
Income before equity in earnings of affiliated companies	400	1,502	3,759	4,354	10,015
Equity in earnings of affiliated companies	916	–	–	–	916
Net income	1,316	1,502	3,759	4,354	10,931
Less: net income attributable to noncontrolling interests	(156)	–	–	–	(156)
Net income attributable to common stockholders	$1,160	$1,502	$3,759	$4,354	$10,775

Diluted earnings per share:
Net income	$0.03				$0.27

Weighted average number of shares:
Diluted	39,711,383				39,711,383

AEGION CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS RECONCILIATION

For the Nine-Month Period Ended September 30, 2012

(Unaudited) (Non-GAAP)

(in thousands, except share and per share information)

	Consolidated results	Acquisition-related expenses	Results excluding Acquisition-related expenses

Revenues	$753,281	$—	$753,281
Cost of revenues	575,395	—	575,395
Gross profit	177,886	—	177,886
Operating expenses	129,374	(2,594)	126,780
Earnout reversal	(6,892)	—	(6,892)
Operating income	55,404	2,594	57,998
Other income (expense):
Interest expense	(7,700)	—	(7,700)
Interest income	231	—	231
Other	(1,259)	—	(1,259)
Total other expense	(8,728)	—	(8,728)
Income before taxes on income	46,676	2,594	49,270
Tax expense on income	11,242	247	11,489
Income before equity in earnings of affiliated companies	35,434	2,347	37,781
Equity in earnings of affiliated companies	4,389	—	4,389
Net income	39,823	2,347	42,170
Non-controlling interests	(2,057)	—	(2,057)
Net income attributable to Aegion Corporation	$37,766	$2,347	$40,113

Diluted earnings per share:
Net income	$0.95		$1.01

Weighted average shares outstanding - Diluted	39,559,614		39,559,614

AEGION CORPORATION AND SUBSIDIARIES

STATEMENT OF OPERATIONS RECONCILIATION

For the Nine Months Ended September 30, 2011

(Unaudited) (Non-GAAP)

(in thousands, except share and per share information)

	Consolidated Results	Restructuring Charges	Acquisition -related expenses	Prior Debt Redemption	Results Excluding one-off items

Revenues	$681,790	$–	$–	$–	$681,790
Cost of revenues	542,147	–	–	–	542,147
Gross profit	139,643	–	–	–	139,643
Operating expenses	116,816	(2,151)	(5,764)	–	108,901
Operating income	22,827	2,151	5,764	–	30,742
Other income (expense):
Interest income	199	–	–	–	199
Interest expense	(12,827)	–	–	(6,811)	(6,016)
Other	1,013	–	–	–	1,013
Total other income (expenses)	(11,615)	–	–	(6,811)	(4,804)
Income before taxes on income	11,212	2,151	5,764	6,811	25,938
Taxes on income	2,027	649	1,754	2,457	6,887
Income before equity in earnings of affiliated companies	9,185	1,502	4,010	4,354	19,051
Equity in earnings of affiliated companies	2,531	–	–	–	2,531
Net income	11,716	1,502	4,010	4,354	21,582
Less: net income attributable to noncontrolling interests	79	–	–	–	79
Net income attributable to common stockholders	$11,795	$1,502	$4,010	$4,354	$21,661

Diluted:
Net income	$0.30				$0.55

Weighted average number of shares:
Diluted	39,706,751				39,706,751

AEGION CORPORATION AND SUBSIDIARIES

SEGMENT DATA

(Unaudited)

(In thousands)

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues:
Energy and Mining	$139,674	$114,014	$385,655	$309,871
North American Water and Wastewater	77,818	95,200	231,647	266,606
European Water and Wastewater	18,748	22,176	52,343	66,545
Asia-Pacific Water and Wastewater	9,018	11,163	28,369	35,103
Commercial and Structural	19,897	3,665	55,267	3,665
Total revenues	$265,155	$246,218	$753,281	$681,790

Gross profit (loss):
Energy and Mining	$33,553	$27,392	$93,630	$75,307
North American Water and Wastewater	17,183	15,882	48,850	40,292
European Water and Wastewater	4,450	5,899	12,158	16,533
Asia-Pacific Water and Wastewater	(1,560)	1,915	(2,555)	5,970
Commercial and Structural	9,148	1,541	25,803	1,541
Total gross profit	$62,774	$52,629	$177,886	$139,643

Operating income (loss):
Energy and Mining	$20,703	$7,118	$41,600	$20,493
North American Water and Wastewater	6,289	4,413	16,361	2,563
European Water and Wastewater	821	1,261	1,240	3,584
Asia-Pacific Water and Wastewater	(4,016)	(346)	(8,782)	(865)
Commercial and Structural	2,345	(2,948)	4,985	(2,948)
Total operating income	$26,142	$9,498	$55,404	$22,827

AEGION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share amounts)

	September 30,	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$101,314	$106,129
Restricted cash	1,634	82
Receivables, net	234,019	228,313
Retainage	32,478	33,933
Costs and estimated earnings in excess of billings	75,251	67,683
Inventories	62,455	54,540
Prepaid expenses and other current assets	32,624	27,305
Total current assets	539,775	517,985
Property, plant & equipment, less accumulated depreciation	182,819	168,945
Other assets
Goodwill	274,531	249,888
Identified intangible assets, less accumulated amortization	158,079	149,655
Investments	26,314	26,680
Deferred income tax assets	5,340	5,418
Other assets	4,971	6,393
Total other assets	469,235	438,034

Total Assets	$1,191,829	$1,124,964

Liabilities and Equity
Current liabilities
Accounts payable	$78,940	$72,326
Accrued expenses	74,415	69,417
Billings in excess of costs and estimated earnings	22,484	24,435
Current maturities of long-term debt and line of credit	31,030	26,541
Total current liabilities	206,869	192,719
Long-term debt, less current maturities	231,271	222,868
Deferred income tax liabilities	37,198	38,167
Other non-current liabilities	19,080	22,221
Total liabilities	494,418	475,975

Equity
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 39,278,955 and 39,352,375, respectively	393	394
Additional paid-in capital	260,139	260,680
Retained earnings	411,562	373,796
Accumulated other comprehensive income	9,728	5,862
Total stockholders' equity	681,822	640,732
Non-controlling interests	15,589	8,257
Total equity	697,411	648,989

Total Liabilities and Equity	$1,191,829	$1,124,964

AEGION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the Nine Months
	Ended September 30,
	2012	2011

Cash flows from operating activities:
Net income	$39,823	$11,716
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	29,117	26,234
Gain on sale of fixed assets	(246)	(363)
Equity-based compensation expense	5,246	5,494
Deferred income taxes	(1,900)	(3,035)
Equity in earnings of affiliated companies	(4,389)	(2,531)
Write-off of unamortized debt issuance costs	—	1,043
Reversal of earnout	(6,892)	(1,700)
(Gain) loss on foreign currency transactions	138	(1,426)
Other	(544)	(1,841)
Changes in operating assets and liabilities:
Restricted cash	(1,552)	600
Return on equity of affiliated companies	5,002	5,415
Receivables net, retainage and costs and estimated earnings in excess of billings	1,684	(42,127)
Inventories	(6,538)	(4,836)
Prepaid expenses and other assets	(2,120)	830
Accounts payable and accrued expenses	90	1,011
Other operating	1,773	(3,523)
Net cash provided by (used in) operating activities	58,692	(9,039)

Cash flows from investing activities:
Capital expenditures	(34,712)	(16,075)
Proceeds from sale of fixed assets	3,399	653
Patent expenditures	(420)	(967)
Receipt of cash from Hockway sellers due to final net working capital adjustments	1,048	—
Purchase of Fyfe Latin America, net of cash acquired	(3,048)	—
Purchase of Fyfe Asia, net of cash acquired	(39,415)	—
Payment to Fyfe NA sellers for final net working capital adjustments	(532)	—
Purchase of Hockway, net of cash required	—	(4,004)
Purchase of Fyfe NA, net of cash required	—	(114,690)
Purchase of CRTS, net of cash acquired	—	(23,639)
Net cash used in investing activities	(73,680)	(158,722)

Cash flows from financing activities:
Issuance of common stock upon stock option exercises, including tax benefit	840	3,551
Issuance of common stock in connection with acquisition of Fyfe NA	—	4,000
Investments from noncontrolling interests	4,939	301
Distributions/dividends to noncontrolling interests	—	(2,006)
Repurchase of common stock	(6,354)	—
Proceeds on notes payable	5,608	35
Principal payments on notes payable	(890)	(1,112)
Proceeds from line of credit	26,000
Proceeds from long-term debt	983	250,000
Principal payments on long-term debt	(18,750)	(97,500)
Debt issuance costs	—	(4,046)
Other financing activities	—	(269)
Net cash provided by financing activities	12,376	152,954
Effect of exchange rate changes on cash	(2,203)	(3,282)
Net decrease in cash and cash equivalents for the period	(4,815)	(18,089)
Cash and cash equivalents, beginning of period	106,129	114,829
Cash and cash equivalents, end of period	$101,314	$96,740